SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On March 15, 2004 Plains Resources Inc. issued the following press release:

700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

FOR IMMEDIATE RELEASE

PLAINS RESOURCES SPECIAL COMMITTEE RESPONDS TO LEUCADIA OFFER

HOUSTON, March 15, 2004 – Plains Resources Inc. (NYSE:PLX) announced today that on March 5, 2004 the Special Committee of the Board of Directors of Plains Resources Inc. (“Plains Resources”) appointed to consider offers for Plains Resources received a revised proposal (the “Revised Proposal”) to acquire Plains Resources from Leucadia National Corporation (“Leucadia”).

The transaction described in the Revised Proposal, and more fully explained in Leucadia’s press release of March 5, 2004 and in a proposed merger agreement supplied to the Special Committee by Leucadia on March 10, 2004, contemplated that Plains Resources stockholders would receive, per share, approximately $1.19 in cash and 0.5019 of a new security issued by Plains Resources that Leucadia described as a debt security. The Revised Proposal also contemplated that within 30 to 60 days after the closing of the transaction, Leucadia would use “commercially reasonable efforts” to commence a tender offer to purchase up to 3,125,000 of these new securities at a purchase price of $32.00 per security (up to an aggregate price of $100,000,000).

The Special Committee, following review of the Revised Proposal with its financial and legal advisors, provided a revised form of confidentiality agreement to Leucadia and entered into discussions with representatives of Leucadia in an attempt to improve certain aspects of the Revised Proposal, including:

•	the fact that the Revised Proposal placed substantially all of the risk of the market liquidity, valuation and trading price of the new securities on Plains Resources stockholders and that, as a result of those risks, the realizable value of the new securities could well be lower than the value asserted in the Revised Proposal;

•	the fact that the Revised Proposal would result in a recapitalized Plains Resources with extremely high leverage obligated to support the payment of principal and interest on the new securities;

•	the possible adverse effect the new structure of a recapitalized Plains Resources could have on the credit rating of Plains All American Pipeline, L.P. (“PAA”), the equity ownership of which is Plains Resources’ principal asset and the limited partner units of which were to provide the basis for distributions on the new securities;

•	the potential negative tax effects of the transaction contemplated by the Revised Proposal, including original issue discount applicable to the new securities, the attribution of taxable interest to the holders of the new securities during periods of permitted interest deferral (up to 60 months) when the new security holders would not be receiving any cash, the possible characterization of the new securities as equity and the application of proposed “straddle” tax regulations to the transaction; and

•	the fact that the Revised Proposal would require Plains Resources to reimburse Leucadia for its expenses in connection with the transaction.

To address these issues, the Special Committee requested, among other things, that Leucadia make a firm tender offer to purchase any and all of the new securities, guarantee payment of principal and interest on the new securities, eliminate the provision allowing for deferral of interest payments on the new securities from time to time for up to 60 months, and pay its own expenses. After consideration, Leucadia informed the Special Committee that it was unwilling to make such changes to the Revised Proposal and stated that unless the parties were closer together on a deal, Leucadia remained unwilling to enter into a confidentiality agreement with Plains Resources. As a result of these discussions, the Special Committee determined that the Revised Proposal was not a Superior Proposal (as defined in the Vulcan merger agreement described below), terminated the negotiations with Leucadia, and rejected the Revised Proposal.

As previously announced, Plains Resources has entered into a merger agreement with an affiliate of Vulcan Capital. Under the terms of the merger agreement, stockholders of Plains Resources, other than James C. Flores and John T. Raymond, would receive $16.75 per share in cash for each share of Plains Resources stock that they own. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction.

PLAINS RESOURCES HAS FILED A PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION WITH THE VULCAN GROUP, AND PLAINS RESOURCES AND THE VULCAN GROUP HAVE FILED A SCHEDULE 13E-3 AND MAY FILE OTHER RELEVANT DOCUMENTS, WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND SCHEDULE 13E-3, WHICH ARE AVAILABLE NOW, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU MAY OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLX AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: JOANNA PANKEY, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Paul G. Allen and the affiliate of Vulcan

Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING, THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003 AS AMENDED ON FEBRUARY 26, 2004, THE PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS FILED WITH THE SEC AND THE SCHEDULE 13E-3 FILED WITH THE SEC. SUCH INFORMATION WILL ALSO BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE SEC.

About Plains

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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